Exhibit 99.1

Contacts:	Michael J. Fitzpatrick
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732)240-4500, ext. 7506
Fax: (732)349-5070
email:Mfitzpatrick@oceanfirst.com

For Immediate Release

OCEANFIRST ANNOUNCES PROMOTION OF

VITO R. NARDELLI TO

EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

Toms River, New Jersey, September 13, 2005— Vito R. Nardelli has been designated to assume the position of Chief Operating Officer at OceanFirst Bank, a subsidiary of OceanFirst Financial Corp. (NASDAQ: OCFC). This appointment completes a management transition initiated by the Company almost two years ago. In June 2004, Mr. Nardelli joined OceanFirst Bank in the newly created position of Chief Sales Officer.

In making the announcement, John R. Garbarino, President, Chairman and Chief Executive Officer, said, “The appointment of Mr. Nardelli as our Chief Operating Officer completes the restructuring of our senior management team. In his brief tenure with OceanFirst, as the Chief Sales Officer Mr. Nardelli has quickly made an impact and become a key leader in the organization. The results of his efforts, particularly growing core deposits and fostering a seamless sales culture throughout OceanFirst, have contributed to the improved financial results of the Company over the last several quarters.”

Mr. Nardelli has almost 30 years of experience in financial services. Prior to joining OceanFirst in 2004, he was the Senior Vice President and Retail Banking Director for Trust Company Bank. Mr. Nardelli spent several years at Dime Savings Bank as the Senior Vice President and Division President. During his career he also held several leadership positions at First Union National Bank including Senior Executive, having previously served as President of the Central New Jersey region. Additionally in the early 1990s, Mr. Nardelli served the public sector as the Executive Director of the New Jersey Economic Development Authority.

Mr. Nardelli is an active volunteer with several charitable, civic and educational causes, including: March of Dimes, Boy Scouts, Fordham University Advisory Boards and New Brunswick Development Corporation. He is a graduate of Fordham University where he received his BS and JD degrees. He received an MBA in Executive Management from St. John’s University. Mr. Nardelli is also a retired Lieutenant Colonel in the United States Air Force Reserve. He and his wife, Nancy, have three children.

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally chartered stock savings bank with $2.0 billion in assets and eighteen branches serving Ocean, Monmouth and Middlesex Counties in New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available at no charge online at oceanfirst.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.